EXHIBIT 10.11


               AMENDMENT TO THE AMENDED AND RESTATED ANICOM, INC.
                        1995 DIRECTORS STOCK OPTION PLAN

         RESOLVED, that the Amended and Restated Anicom, Inc. 1995 Directors Stock Option Plan (the "Plan") be and hereby is amended, subject to and effective upon stockholders' approval at the Annual Meeting of Stockholders on May 19, 1999, as follows:

         Section 4.1 of the Plan is amended to read as follows:

                  "4.1 Number of Shares. Subject to adjustment under Section 4.6, the total number of shares of Common Stock reserved and available for distribution pursuant to Options under the Plan shall be 500,000 shares of Common Stock authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares."

The first paragraph of Section 5.2 of the Plan is amended to read as follows:

                  "5.2 Grant and Exercise. Each Director who is a Director on the Effective Date shall be granted an option on such date to purchase 10,000 shares of Common Stock without further action by the Board or the Committee. Each Director who joins the Board after the Effective Date shall be granted an option on the Initial Grant Date to purchase
         10,000 shares of Common Stock without further action by the Board or the Committee. On the date of the Company's annual meeting of stockholders in the calendar year following the Effective Date and on the date of each annual meeting of stockholders thereafter, each such Director who is still a Director on such anniversary date shall be granted an additional Option to purchase 10,000 shares of Common Stock without further action by the Board or the Committee. In addition, each Director shall receive an Option to purchase 2,000 shares of Common Stock without further action by the Board or the Committee as of the date of each Board Meeting that such Director attends, whether in person or by telephone; provided however, that if such Director attended any Board Meeting that was held on or after January 1, 1999 but prior to the Annual Meeting of Stockholders on March 19, 1999 (the "1999 Annual Meeting"), such Director shall be granted, on the date of the 1999 Annual Meeting, an Option to purchase 2,000 shares of Common Stock for each such prior attendance. In addition, each Director shall receive an Option to purchase 1,000 shares of Common Stock without further action by the Board or the Committee as of the date of each Committee Meeting that such Director attends, whether in person or by telephone; provided however, that if such Director attended any Committee Meeting that was held on or after January 1, 1999 but prior to the Annual Meeting of Stockholders on March 19, 1999 (the "1999 Annual Meeting"), such Director shall be granted, on the date of the 1999 Annual Meeting, an option to purchase 1,000 shares of Common Stock for each such prior attendance. Notwithstanding anything to the contrary herein, the total number of shares for which Options have been granted to a Director under this Plan shall not exceed 75,000 shares."

Except as herein amended, the Plan shall remain in full force and effect.


                                ANICOM, INC.



                                By: /s/  SCOTT C. ANIXTER
                                ---------------------------------------------
                                         Scott C. Anixter
                                         Chairman and Chief Executive Officer